               SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

      This Settlement Agreement and Mutual General Release (this "Agreement") is made and entered into as of March 9, 1999, by and among Incomnet, Inc., a California corporation ("Incomnet"), GenSource Corporation, a California corporation (formerly known as California Interactive Computing, Inc., the "Company"), Jerry C. Buckley, an individual ("Buckley"), Ralph M. Flygare, an individual ("Flygare"), Robert Reisbaum, an individual ("Reisbaum") and E. V. Schmidt, an individual ("Schmidt").

                                    RECITALS

      A. Pursuant to a Stock Purchase Agreement dated April 25, 1997, among Incomnet, the Company and Buckley, Incomnet purchased 25,129.5 shares of capital stock, par value $0.10 per share (the "Company Stock"), of the Company (the "Buckley Shares"). In consideration for such shares, Incomnet issued a promissory note to Buckley in the principal amount of $500,000 (the "Buckley Purchase Note"). Also, Incomnet assumed the Company's obligation to Buckley in the outstanding amount of $286,011.89, $90,000 of which was paid in cash by Incomnet and the remaining balance of $196,011.89 is the subject of a promissory note (the "Buckley Assumption Note").

      B. Pursuant to a Stock Purchase Agreement dated April 25, 1997, among Incomnet, the Company and Flygare, Incomnet purchased 25,129.5 shares of Company Stock (the "Flygare Shares"). In consideration for such shares, Incomnet issued a promissory note to Flygare in the principal amount of $500,000 (the "Flygare Purchase Note"). Also, Incomnet assumed the Company's obligation to Flygare in the outstanding amount of $132,516.02, $75,000 of which was paid in cash by Incomnet and the remaining balance of $57,516.02 is the subject of a promissory note (the "Flygare Assumption Note").

      C. Pursuant to a Stock Purchase Agreement dated April 25, 1997, between Incomnet and Reisbaum, Incomnet purchased 24,629.5 shares of Company Stock (the "Reisbaum Shares"). In consideration for such shares, Incomnet made a cash down payment of $27,860 and issued a promissory note to Reisbaum in the principal amounts of $27,859 and $434,333 (such debt to be hereinafter referred to as the "Reisbaum Purchase Note").

      D. Pursuant to a Stock Purchase Agreement dated April 25, 1997, between Incomnet and Schmidt, Incomnet purchased 11,982 shares of Company Stock (the "Schmidt Shares"). In consideration for such shares, Incomnet made a cash down payment of $27,108 and issued a promissory note to Schmidt in the principal amount of $211,297 (the "Schmidt Purchase Note").

      E. Pursuant to a Stock Purchase Agreement dated April 25, 1997, between Incomnet and Dianne Orendorff, Incomnet purchased 1,000 shares of Company Stock. In consideration for such shares, Incomnet paid $19,900 in cash to Ms. Orendorff.

      F. Pursuant to a Stock Purchase Agreement dated April 25, 1997, between Incomnet and Nora Kenner Hoffberg, Incomnet purchased 500 shares of Company Stock. In consideration for such shares, Incomnet paid $9,950 in cash to Ms. Hoffberg.

      G. For purposes of this Agreement, the Buckley Assumption Note and the Flygare Assumption Note shall be hereinafter referred to collectively as the "Assumption Notes." For purposes of this Agreement, the Buckley Purchase Note, the Flygare Purchase Note, the Assumption Notes, the Reisbaum Purchase Note and the Schmidt Purchase Note shall be hereinafter referred to collectively as the "Notes."

      H. Also, in connection with these purchases of Company Stock, Incomnet entered into escrow agreements (the "Escrow Agreements") with each of Buckley, Flygare, Reisbaum and Schmidt (collectively, the "Noteholders") and the escrow agent thereunder.

      I. Since the date of these Purchase Agreements, Incomnet has made capital contributions to the Company of approximately $1,500,000 (the "Capital Infusions").

      J. A dispute has arisen among Incomnet and the Noteholders as to Incomnet's obligations under the Notes and claims that Incomnet has against the Noteholders in connection with the sales of shares of Company Stock to Incomnet and Incomnet's Capital Infusions to the Company.

      K. As a result, Buckley and Flygare, as plaintiffs, and Incomnet, as defendant, are parties to a certain lawsuit, Buckley et al. v. Incomnet, Case No. LC046449 (the "Action"), filed in the Superior Court for the County of Los Angeles of the State of California (the "Court").

      L. Buckley, Flygare and Incomnet have agreed to settle the Action, and the Noteholders, the Company and Incomnet have agreed to resolve their disputes as set forth in this Agreement:

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Return of Shares; Issuance of Securities; and Settlement.

            1.1. Return of Shares. At the Closing, Incomnet shall transfer (i) 25,129.50 shares of Company Stock (the "Buckley Return Shares") to Buckley, (ii) 24,627 shares of Company Stock (the "Flygare Return Shares") to Flygare and

(iii) 12,221.5 shares of Company Stock (the "Schmidt Return Shares") to Schmidt, in the manner directed by each of Buckley, Flygare and Schmidt (collectively, the "Returning Shareholders"). In consideration therefor, at the Closing, the Returning Shareholders shall cancel their respective Notes, which Notes shall become null and void and be without further effect.

            1.2. Issuance of Replacement Notes by the Company. At the Closing, the Company shall issue replacement promissory notes (the "Replacement Notes") to Buckley and Flygare in the principal amounts of $196,011.89 and $52,512.79, respectively, copies of which have been provided to Incomnet.

            1.3. Issuance of Company Stock to Buckley and Flygare. At the Closing, the Company shall issue 1,930 and 1,394 shares of Company Stock to Buckley and Flygare, respectively, in partial consideration of the Capital Infusions made by Incomnet to the Company and cancellation of shares of Company Stock currently owed by Incomnet. These shares are being directed by Incomnet to Buckley and Flygare in consideration for amounts of unpaid interest currently owed to such Noteholders under their respective Notes.

            1.4. Exchange of Reisbaum Purchase Note. At the Closing, the Company shall issue a replacement promissory note to Reisbaum in form and substance as attached hereto as Exhibit A (the "Reisbaum Replacement Note") in the principal amount of $336,255.67. At the Closing, a guaranty of the Reisbaum Replacement Note shall be executed and delivered by each of Eric Hoffberg and Nora Kenner Hoffberg and Mr. and Mrs. Jerry C. Buckley, which signatures shall be authenticated by a notary public (such guaranty to be hereinafter referred to as the "Guaranty"). The Guaranty shall be in form and substance as attached hereto as Exhibit B. In addition, at the Closing, the Company shall pay to Reisbaum $31,810.02 by certified or cashier's check. In exchange therefore, Reisbaum shall cancel the Reisbaum Purchase Note, and such note shall become null and void and be of no further effect.

            1.5. Issuance of Preferred Stock to Incomnet. At the Closing, in partial consideration for the Capital Infusions and the cancellation of certain shares of Company Stock pursuant to Section 1.7 hereof, the Company shall issue to Incomnet 15,507 shares of the Company's Series A Preferred Stock (the "Preferred Stock"), such Preferred Stock to have the rights, privileges, preferences and designations as set forth in the Amended and Restated Articles of Incorporation (the "Restated Articles") attached hereto as Exhibit C.

            1.6. Cancellation of Incomnet Shares. At the Closing, Incomnet shall transfer 26,392.5 shares of Company Stock to the Company representing the remainder of shares of Company Stock owned by Incomnet after the transfers described in Section 1.1. Upon receipt thereof, such shares shall be canceled and retired by the Company.

            1.7. Termination of Escrow Agreements. At the Closing, the Escrow Agreements shall be terminated and all right, title and interest in the shares of Common Stock held thereunder shall vest in Incomnet; provided, however, that the Incomnet shall continue to be obligated to transfer such shares in accordance with the provisions of this Agreement.

            1.8. Settlement. At the Closing, Buckley and Flygare shall cause the Action to be dismissed with prejudice as to all parties thereto and Incomnet shall pay a settlement fee of a total of $10,000 to Buckley and Flygare in the manner so designated by them.

      2. Closing.

            2.1. Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Heller Ehrman White & McAuliffe, 601 South Figueroa Street, California 90017, at 2:15 p.m. on March 9, 1999, or such other date and time as agreed upon unless this Agreement shall have terminated pursuant to Section 8.1 hereof.

            2.2. Deliveries. At the Closing:

                  (a) Incomnet will deliver to Buckley, Flygare, Reisbaum and Schmidt, as applicable:

                        i. Stock certificate(s) evidencing the Buckley Return Shares, duly endorsed (or accompanied by a duly executed stock power) for transfer to Buckley;

                        ii. Stock certificate(s) evidencing the Flygare Return Shares, duly endorsed (or accompanied by a duly executed stock power) for transfer to Flygare;

                        iii. Stock certificate(s) evidencing the Schmidt Return Shares, duly endorsed (or accompanied by a duly executed stock power) for transfer to Schmidt;

                        iv. Payment of $5,000 by certified or cashier's check to Buckley;

                        v. Payment of $5,000 by certified or cashier's check to Flygare; and

                        vi. A certificate executed by Incomnet confirming (A) the accuracy of the representations and warranties of Incomnet and (B) the performance of the covenants of Incomnet and the Company, as provided in Section 6 of this Agreement.

                  (b) The Company will deliver to Buckley, Flygare and Reisbaum, as applicable:

                        i. A Replacement Note issued to Buckley in accordance with Section 1.2 of this Agreement;

                        ii. A Replacement Note issued to Flygare in accordance with Section 1.2 of this Agreement;

                        iii. The Reisbaum Replacement Note issued to Reisbaum in accordance with Section 1.4 of this Agreement;

                        iv. Payment of $31,810.02 by certified or cashier's check to Reisbaum; and

                        v. Stock certificates evidencing the shares of Common Stock to be issued to Buckley and Flygare pursuant to Section 1.3 of this Agreement.

                  (c) The Noteholders will deliver to Incomnet:

                        i. The Notes, accompanied by a notification that such Notes, and the indebtedness represented thereby, may be canceled and will have no further force and effect upon the consummation of the transactions contemplated by this Agreement; and

                        ii. A certificate executed by each Noteholder confirming
(A) the accuracy of the representations and warranties of such Noteholder and
(B) the performance of the covenants of such Noteholder, as provided in Section
5.2 of this Agreement.

                  (d) The Company will deliver to Incomnet a stock certificate evidencing Incomnet's ownership of the shares of Preferred Stock as set forth in
Section 1.5 of the Agreement.

                  (e) Incomnet shall deliver to the Company a stock certificate(s) evidencing all shares of Company Stock owned by it other than the Buckley Return Shares, the Flygare Return Shares and the Schmidt Return Shares, duly endorsed (or accompanied by a duly executed stock power) for transfer to the Company.

                  (f) Buckley and Eric Hoffberg shall deliver to Reisbaum:

                        i. The Guaranty executed by the parties in accordance with Section 1.4.

                        ii. The Net Worth Certification in form and substance as attached hereto as Exhibit D executed by Jerry Buckley and Ruth Buckley.

                        iii. The Net Worth Certification in form and substance as attached hereto as Exhibit E executed by Eric Hoffberg and Nora Kenner Hoffberg.

                  (g) Buckley and Flygare shall deliver to Incomnet a duly executed copy of a dismissal with prejudice of the Action in the form attached hereto as Exhibit F.

                  (h) Incomnet shall assign to the Company all of Incomnet's right, title and interest to trademarks and trade names to the name "GenSource" and any derivation thereof and to any other product of the Company.

      3. Representations and Warranties.

            3.1. Representations and Warranties of Incomnet. Incomnet represents and warrants to the Noteholders as follows:

                  (a) Incomnet is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

                  (b) This Agreement constitutes the legal, valid, and binding obligation of Incomnet, enforceable against Incomnet in accordance with its terms. Incomnet has the corporate power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

                  (c) Neither the execution and delivery of this Agreement by Incomnet nor the consummation or performance of any of the transactions contemplated by this Agreement by Incomnet will give any corporation, partnership, other entity or individual (each a "Person") the right to prevent, delay or otherwise interfere with any of the transactions contemplated by this Agreement pursuant to (i) any provision of Incomnet's Articles of Incorporation or Bylaws; (ii) any resolution adopted by the Board of Directors or the shareholders of Incomnet; (iii) any legal requirement or court order to which Incomnet may be subject; or (iv) any contract to which Incomnet is a party.

                  (d) Incomnet is not and will not be required to obtain any approval or consent which it has not already obtained from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement.

                  (e) Incomnet owns the Buckley Return Shares, Flygare Return Shares and Schmidt Return Shares free and clear of all encumbrances other than those restrictions set forth in the Escrow Agreements, and upon the transfer and delivery of such shares to the Returning Shareholders, respectively, such Returning Shareholders shall receive good and marketable title to such shares, except for restrictions on transferability generally imposed on securities under federal and state securities laws.

            3.2. Representations and Warranties of the Noteholders. Each Noteholder, severally and not jointly, represents and warrants to Incomnet as follows:

                  (a) This Agreement constitutes the legal, valid and binding obligation of such Noteholder, enforceable against such Noteholder in accordance with its terms. Such Noteholder has the power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement.

                  (b) Neither the execution and delivery of this Agreement by such Noteholder nor the consummation or performance of any of the transactions contemplated by this Agreement by such Noteholder will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated by this Agreement pursuant to (i) any legal requirement or court order to which he may be subject; or (ii) any contract to which he is a party or by which he may be bound.

                  (c) Such Noteholder is not, nor will be, required to obtain any approval or consent which he has not already obtained from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

                  (d) Such Noteholder owns his Note(s) free and clear of all encumbrances, and upon the transfer and delivery of his Note(s) to Incomnet, and the cancellation thereof, such Note(s) shall be null and void and be of no further effect.

                  (e) Such Noteholder is fully familiar with the condition of the business and finances of the Company and is not relying upon Incomnet for any information or assurances with respect to the Company.

      4. Covenants.

            4.1. Covenants Prior to the Closing.

                  (a) Incomnet shall give prompt notice to each Noteholder, and each Noteholder shall give prompt notice to Incomnet, of (i) the occurrence, or failure to occur, of any event that causes any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing Date and (ii) any failure of Incomnet or such Noteholder, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it or him under this Agreement.

                  (b) Incomnet and each Noteholder agree to cooperate and use their best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to) any and all approvals and permits that may be necessary or which may be reasonably requested by Incomnet or such Noteholders to consummate the transactions contemplated by this Agreement.

            4.2. Covenants Continuing After the Closing.

                  (a) If at any time Buckley, Flygare or Schmidt wishes to sell, or otherwise dispose of, any shares of Company Stock owned by him to any person (the "Purchaser"), Incomnet, or any subsequent holders of Preferred Stock (each a "Holder"), shall have the right to participate pro rata in such transaction, and accordingly shall have the right to require, as a condition to such sale or disposition, that the Purchaser purchase from such Holder(s), at the same price per share and on the same terms and conditions as involved in such sale or disposition by such Noteholder, a portion of the shares of Preferred Stock held by such Holder(s) which such Purchaser would otherwise purchase from such Noteholder, equal to the total number of shares purchased by such Purchaser multiplied by the quotient of (x) the number of shares of Preferred Stock owned by such Holder(s) by (y) the number of shares of Company Stock owned by such Noteholder plus the number of shares of Preferred Stock owned by such Holder(s). The Holder(s) wishing so to participate in any such sale or disposition shall notify such Noteholder within 30 days after the receipt of notice of such proposed sale or disposition from such Noteholder.

                  (b) The Company may issue stock options to purchase up to an aggregate of 4,300 shares of Company Stock, with an exercise price of $9.90 per share and vesting over a three-year period, to Eric Hoffberg, Nora Kenner Hoffberg and other key employees of the Company; provided, however, that the Company shall not grant options to purchase Company Stock (or any security directly or indirectly convertible into Company Stock) to any Noteholder.

                  (c) For so long as Incomnet owns any Preferred Stock of the Company, the Company shall not, without the prior written consent of Incomnet,
(i) pay any dividends; (ii) increase compensation, if any, currently payable to Buckley, Flygare, Eric Hoffberg or Nora Kenner Hoffberg, other than as provided in employment or consulting agreements currently in existence; or (iii) enter into any transaction or agreement, including employment and consulting agreements other than those currently in existence, with any person or entity that is, or, immediately prior to entering into such a transaction or agreement, is controlled by, (A) an existing officer of the Company, (B) an existing director of the Company, (C) a Noteholder, (D) an owner of more than 5% of the equity securities of the Company, or (E) a family member of any of the aforementioned.

      5. Conditions Precedent to Incomnet's Obligation to Close. The following conditions shall be fulfilled as a condition precedent to the obligations of Incomnet to consummate the transactions contemplated by this Agreement.

            5.1. Deliveries. All deliveries shall have been made pursuant to Sections 2.2(c), 2.2(d) and 2.2(g) of this Agreement.

            5.2. Accuracy of Representations and Warranties and Performance of Covenants. All of the representations and warranties of the Noteholders in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date. The Noteholders shall have in all material respects performed, satisfied and complied with all covenants, agreements and conditions required by the Agreement to be performed, satisfied or complied with by them on or before the date of this Agreement.

      6. Conditions Precedent to Noteholders' Obligations to Close. As a condition precedent to the obligation of each Noteholder to consummate the transactions contemplated by this Agreement, all of the representations and warranties of Incomnet in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date. Incomnet shall have in all material respects performed, satisfied and complied with all covenants, agreements and conditions required by the Agreement to be performed, satisfied or complied with by it on or before the date of this Agreement.

            6.1. Additional Conditions Precedent to Buckley's Obligations to Close. The following conditions shall be fulfilled as additional conditions precedent to the obligations of Buckley to consummate the transactions contemplated by this Agreement.

                  (a) Deliveries. All deliveries shall have been made pursuant to Sections 2.2(a)(i), 2.2(a)(iv), 2.2(b)(i), 2.2(b)(v) and 2.2(e) of this
Agreement.

                  (b) Issuance of Company Stock to Guarantors. The Company shall have issued 4,300 shares of Company Stock to each of (i) Jerry Buckley and Ruth Buckley, and (ii) Eric Hoffberg and Nora Kenner Hoffberg, in consideration for the Guaranty.

            6.2. Additional Condition Precedent to Flygare's Obligations to Close. As an additional condition precedent to the obligations of Flygare to consummate the transactions contemplated by this Agreement, all deliveries shall have been made pursuant to Sections 2.2(a)(ii), 2.2(a)(v), 2.2(b)(ii), 2.2(b)(v) and 2.2(e) of this Agreement.

            6.3. Additional Conditions Precedent to Reisbaum's Obligations to Close. As an additional condition precedent to the obligations of Reisbaum to consummate the transactions contemplated by this Agreement, all deliveries shall have been made pursuant to Sections 2.2(b)(iii), 2.2(b)(iv) and 2.2(f) of this Agreement.

            6.4. Additional Condition Precedent to Schmidt's Obligations to Close. As an additional condition precedent to the obligations of Schmidt to consummate the transactions contemplated by this Agreement, all deliveries shall have been made pursuant to Sections 2.2(a)(iii) and 2.2(e) of this Agreement.

      7. Releases; Covenant Not to Sue; Related Matters.

            7.1. General Releases. At the Closing, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto, on behalf of himself or itself and, to the fullest extent permitted by law, each of his or its Related Persons (as defined below) (each, a "Releasor"), hereby fully releases and forever discharges each of the other parties hereto (each, a "Releasee") and each of their past, present and future officers, directors, stockholders, agents, attorneys, accountants, financial advisors, representatives, employees, executors, administrators, heirs, spouses, successors and assigns (each, a "Releasee Affiliate") from any and all liability, obligation and responsibility for any and all Claims (as defined below).

            7.2. Covenant not to Sue. At the Closing, each Releasor covenants and agrees not to participate in, commence or to permit (to the extent within their control) the assertion or commencement of any demand, allegation, litigation or similar proceeding or action relating to any Claim, including, without limitation, by or through the Company, and not to encourage, assist or cooperate with any Person pursuing or asserting any Claim, against any Releasee or any Releasee Affiliate.

            7.3. Waiver of Statutory Provision. Each Releasor hereby waives the provisions of Section 1542 of the California Civil Code only to the extent it applies to the releases given by such Releasor in Section 7.1. Section 1542 of the California Civil Code provides as follows:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

            7.4. Indemnity. At the Closing, without in any way limiting any of the rights and remedies otherwise available to any Releasee, each party hereto (each, an "Indemnitor"), severally and not jointly, shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of such Indemnitor or any of his Related Persons of any claim or other matter purported to be released pursuant to the release set forth in Section 7.1 and
(ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of such Indemnitor or any of his Related Persons against such third party of any claims or other matters purported to be released pursuant to the release set forth in Section 7.1.

            7.5. Certain Definitions.

                  (a) As used in this Agreement, with respect to a specified Releasor or Indemnitor who is an individual, the term "Related Person" means (i) each other member of such individual's Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (iii) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). For purposes of this Agreement, the term "Family" means (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual. Further, for purposes of this Agreement, the term "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of any Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in any Person.

                  (b) As used in this Agreement, with respect to a specified Releasor or Indemnitor which is not an individual, the term "Related Person" means (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Releasor or Indemnitor, (ii) any individual or Person that holds a Material Interest in such specified Releasor or Indemnitor, (iii) each individual that serves as a director, officer, partner, executor, or trustee of such specified Releasor or Indemnitor (or in a similar capacity), (iv) any Person in which such specified Releasor or Indemnitor holds a Material Interest,
(v) any Person with respect to which such specified Indemnitor serves as a general partner or a trustee (or in a similar capacity) and (vi) any Related Person of any individual described in clause (ii) or (iii) of this Section 7.5(b).

                  (c) As used in this Agreement, the term "Claim" means any actual or alleged liability, claim, action, suit, cause of action, obligation, debt, controversy, dispute, promise, contract, lien, judgment, account, representation, covenant, agreement, demand of any kind or nature, whether known or unknown, foreseen or unforeseen, both at law and in equity, that any Releasor may or could have had or now or hereafter may have against the respective Releasees, including, without limitation, any claims arising out of, relating to or connected in any way with the Stock Purchase Agreements, the Notes or the Escrow Agreements described in the recitals to this Agreement.

            7.6. Limitations. Notwithstanding the foregoing, the releases and indemnity in this Section 7 shall not extend to any claims arising out of or relating to the failure of any party to perform his, her or its obligations under this Agreement or the Replacement Notes, the Reisbaum Replacement Note, the Guaranty or the Restated Articles, or arising from any of the Net Worth Certificates (collectively, the "Other Agreements").

      8. TERMINATION

            8.1. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by any party, if a material breach of any provision of this Agreement has been committed by another party and such breach has not been waived;

                  (b) (i) by Buckley, Flygare, Reisbaum or Schmidt if any of the conditions precedent to such person's obligations to close in Section 6 is, or becomes, impossible to satisfy or fails to be satisfied (other than through the failure of any of the Noteholders to comply with his obligations under this Agreement) and such party seeking termination has not waived or does not waive such condition in writing; or (ii) by Incomnet, if any of the conditions precedent in Section 5 is, or becomes, impossible to satisfy or fails to be satisfied (other than through the failure of Incomnet to comply with its obligations under this Agreement) and Incomnet has not waived or does not waive such condition in writing; or

                  (c) by mutual consent of each Noteholder and Incomnet; or

            8.2. Actions Upon Termination. Upon termination of this Agreement pursuant Section 8.1, each party shall immediately return all monies, instruments, certificates or other thing tendered to such party in anticipation of the closing of the transactions contemplated by this Agreement.

            8.3. Effect of Termination. Each party's right of termination under
Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

      9. MISCELLANEOUS

            9.1. Rules of Construction. This Agreement shall be construed in accordance with the following rules of construction:

                  (a) the terms defined in this Agreement include the plural as well as the singular;

                  (b) all references in the Agreement to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, and all such references are for convenience of reference only, and shall be ignored in the construction and interpretation of this Agreement;

                  (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

                  (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and

                  (e) the words "includes" and "including" are not limiting.

            9.2. Expenses. Subject to Sections 7.4 and Section 9.10, each party shall bear his or its own expenses, including attorneys' fees, incurred by him or it in connection with the negotiation, execution, delivery and performance of this Agreement.

            9.3. Survival of Representations and Covenants. All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall constitute a waiver of the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.

            9.4. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (when an appropriate answer back is received from the recipient's telecopier), provided that a copy is mailed by U.S. mail, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth in Exhibit G (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties).

            9.5. Equitable Remedies. Each party hereto acknowledges that any other party hereto to whom or which it owes any obligation hereunder would not have an adequate remedy at law for money damages, and that irreparable harm would occur, in the event that any or all of such obligations were not honored strictly in accordance with their terms, and therefore agrees that such other party or parties shall be entitled to an injunction (or other appropriate equitable remedy) to prevent any such breach of those obligations and to obtain specific enforcement of such obligations in addition to any other remedy to which it may be entitled at law or in equity.

            9.6. Entire Agreement; Amendment. This Agreement and the Other Agreements supersede all prior and contemporaneous written and oral agreements and understandings between the parties with respect to their respective subject matters and each constitutes a complete and exclusive statement of the terms of the agreement between the parties thereto with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

            9.7. Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, representatives and permitted assigns, but no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

            9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the principles of conflicts of laws.

            9.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

            9.10. Attorneys' Fees. If any legal proceeding should be instituted to enforce any term hereof by any party, the prevailing party or parties in such litigation shall be entitled to recover all of their costs and expenses, including reasonable attorneys' fees and related costs and expenses.

            9.11. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

            9.12. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Except as provided in Section 9.3, neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. No provision of this Agreement may be waived except in a writing signed by the party to be charged with the waiver. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

            9.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                    INCOMNET, INC.

                                    By:   /s/ Denis Richard
                                          -------------------------------------
                                          Denis Richard
                                          President and Chief Executive Officer


                                    GENSOURCE CORPORATION

                                    By:   /s/ Eric Hoffberg
                                          -------------------------------------
                                          Eric Hoffberg
                                          President


                                    NOTEHOLDERS:

                                    /s/ Jerry C. Buckley
                                    -------------------------------------
                                    Jerry C. Buckley


                                    /s/ Ralph M. Flygare
                                    -------------------------------------
                                    Ralph M. Flygare


                                    /s/ Robert Reisbaum
                                    -------------------------------------
                                    Robert Reisbaum


                                    /s/ E. V. Schmidt
                                    -------------------------------------
                                    E. V. Schmidt

                                                                       EXHIBIT C

                                     FORM OF

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

See attached.

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                            OF GENSOURCE CORPORATION

      Eric Hoffberg and Jerry Buckley certify that:

      1. They are the President and Secretary, respectively, of GenSource Corporation, a California corporation (the "Corporation" or the "Company").

      2. The Articles of Incorporation of the Corporation are amended and restated to read in full as set forth on Exhibit A hereto:

      3. The foregoing amendment and restatement was approved by the Board of Directors of the Corporation.

      4. The foregoing amendment and restatement was approved by the required vote of the shareholders of the Corporation entitled to vote, in accordance with
Section 902 of the General Corporation Law of California. The total number of outstanding shares entitled to vote with respect to the foregoing amendment and restatement was eighty-eight thousand three hundred seventy and one-half (88,370.5) shares of capital stock. The number of shares voting in favor of the foregoing amendment and restatement equaled or exceeded the vote required. The required vote was a majority of the outstanding shares of capital stock.

        We further declare under penalty of perjury under the law of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

      Date: February __, 1999

                                    -------------------------------
                                    Eric Hoffberg, President

                                    -------------------------------
                                    Jerry Buckley, Secretary

                                    EXHIBIT A

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              GENSOURCE CORPORATION

      10.

      The name of this corporation is GenSource Corporation.

      11.

      The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

      12.

      This corporation is authorized to issue only two (2) classes of shares of stock to be designated respectively "Preferred Stock" and "Common Stock". The total number of such shares which this corporation is authorized to issue is two-hundred fifteen thousand five-hundred seven (215,507); the number of Preferred Shares shall be fifteen-thousand five-hundred seven (15,507) of the par value of $0.001 each, and the number of Common Shares shall be two-hundred thousand (200,000) of the par value of $0.001 each.

      The following provisions shall constitute the rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock:

            (a) Designation, Amount and Par Value.

      A series of Preferred Stock shall be designated as the Non-Voting Convertible Series A Preferred Stock (the "Series A Preferred Stock"), and the number of shares so designated shall be 15,507. The par value of each share of Series A Preferred Stock shall be $0.001 par value. Each share of Series A Preferred Stock shall have a stated value of $32.25 per share (the "Stated Value").

            (b) Dividends and Distributions.

      The holders of Series A Preferred Stock (the "Holders") shall have the rights to receive dividends set forth in this Section 2. The Holders shall be entitled to receive any dividend or distribution declared on the Common Stock of the Company. Upon declaration of such a dividend or distribution on the Common Stock of the Company, each Holder shall be entitled to such dividend or distribution that such Holder would have been entitled to had such Holder's shares of Series A Preferred Stock been converted into shares of Common Stock pursuant to Section 5 below immediately prior to the record date of such dividend or distribution on the Common Stock. Except as stated in this Section 2, the Holders shall not be entitled to receive dividends.

            (c) Voting Rights; Access Rights.

                  i. Except as otherwise required by law or hereunder, as to any matters submitted to a vote of the shareholders (including but not limited to the election of directors), the holder of each share of Common Stock issued and outstanding shall have one vote and the Holders shall not be entitled to vote on any matter; provided, however, that the Company shall not take any of the following actions without the consent of the holders of a majority of the then issued and outstanding shares of Series A Preferred Stock (the "Majority Holders"):

            (i) Issue any securities (other than an aggregate of 4,300 shares of Common Stock upon exercise of employee stock options) at a purchase price below $19.00 per share (exclusive of any underwriting discounts and commissions in a public offering); or

            (ii) Merge or consolidate with any other corporation, partnership or other entity or transfer or sell all or substantially all of the assets of the Company to any other corporation, partnership or other entity; provided, however, the Company may proceed with such a transaction without the consent of the Majority Holders if the Company can cause a fairness opinion to be delivered to the Holders from a mutually agreed upon valuation firm that the transaction is fair to the Holders from a financial point of view. If the Company and the Holders are unable to mutually agree upon a valuation firm to render such opinion, then each of the Company and the Holders shall select a valuation firm of their own choosing and such firms shall together choose a third valuation firm. The opinion of a majority of the selected valuation firms will determine whether the transaction is fair to the Holders from a financial point of view.

                  ii. The Holders shall be entitled to information and access rights, including, but not limited to, (i) the right to receive monthly unaudited financial reports and annual financial statements (such financial statements shall be audited beginning with the statement for the year ended December 31, 1999), (ii) access to attend meetings of the Company's Board of Directors, and special committees thereof, and (iii) opportunities to meet and discuss matters with management of the Company.

      (d) Liquidation.

      Upon any liquidation, dissolution, or winding-up of the Company, whether involuntary or voluntary (a "Liquidation"), the Holders shall be entitled to receive, out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to the Stated Value, plus an amount equal to accrued but unpaid dividends payable to such Holders pursuant to Section 2 above. Such payment shall be in preference to the holders of Junior Securities (defined below). If the assets of the Company shall be insufficient to pay in full the amounts payable to the Holders, then the entire assets to be distributed shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock.

      (e) Conversion.

                  i. Each share of Series A Preferred Stock shall be automatically converted into shares of Common Stock, at the Conversion Ratio, at the closing of the following events:

      (i) a public offering of Common Stock in which the aggregate proceeds received by the Company exceeds $1,000,000, net of underwriting discounts and commissions;

      (ii) a merger, consolidation, recapitalization or reorganization of the Company (other than such a transaction conducted solely for the purpose of changing the Company's state of incorporation);

      (iii) a transfer or sale of all or substantially all of the assets of the Company; or

      (iv) a transfer, sale or the issuance of 50% or more of the then issued and outstanding Common Stock.

                  ii.

      (i) The initial Conversion Price shall be $1.00 per share.

      (ii) If the Company, at any time while any shares of Series A Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of Common Stock payable in shares of its capital stock (whether payable in shares of Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or
(d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
Section 5(b)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

            (iii) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

            (iv) Whenever the Conversion Price is adjusted pursuant to Section 5(b)(ii), the Company shall promptly mail to each Holder, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                  iii. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  iv. The issuance of certificates for shares of Common Stock on conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  v. Shares of Series A Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of Preferred Stock.

      (f) Definitions.

      "Conversion Ratio" means, at any time, a fraction, of which the numerator is 1, and of which the denominator is the Conversion Price at such time.

      "Junior Securities" means the Common Stock and all other equity securities of the Company, except for the Series A Preferred Stock.

      "Per Share Market Value" means on any particular date (a) the closing sale price per share of the Common Stock of such date on The Nasdaq Stock Market or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on The Nasdaq Stock Market or any stock exchange, the closing bid for a share of Common Stock in the over-the-counter market, as reported by the NASD at the close of business of such date, or (c) the closing bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is not publicly traded the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

      (g) Notices.

Any notice required by the provisions hereof to be given to the Holders shall be deemed given when personally delivered to such Holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each Holder of record at his address appearing on the books of the Company.